Exhibit 10.12

FABA PET BOTTLE SUPPLY AGREEMENT

THIS IS A FABA PET BOTTLE SUPPLY AGREEMENT (the “Agreement”), dated as of                          , 2002, by and among Faba Sirma SPA, an indirect subsidiary of Crown (“Supplier”) and Constar Plastics of Italy S.r.l., an indirect subsidiary of Constar (“Purchaser”).

Background

Supplier will supply directly to the Constar Customers on Purchaser’s behalf and Purchaser will purchase from Supplier on the terms and conditions set forth herein, PET Bottles blown at Supplier’s facility in Reggio Emilia, Italy (the “Faba Facility”).

Terms

NOW, THEREFORE, in consideration of the mutual covenants herein and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1.    Certain Definitions.  Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Corporate Agreement, dated as of the date hereof, between Crown and Constar. As used in this Agreement, the following terms shall have the respective meanings set forth below:

1.1.1. “AAA” has the meaning set forth in Section 7.4.

1.1.2.    “Affiliate” of any Person means any Person, directly or indirectly, controlling, controlled by or under common control with such Person.

1.1.3. “Agreement” has the meaning set forth in the preamble to the Agreement.

1.1.4. “Bankruptcy Event” means with respect to any party, as applicable, (a) the making by such party of any assignment for the benefit of creditors of all or substantially all of its assets or the admission by such party in writing of inability to pay all or substantially all of its debts as they become due; (b) the adjudication of such party as bankrupt or insolvent or the filing by such party of a petition or application to any tribunal for the appointment of a trustee or receiver for such party or any substantial part of the assets of such party; or (c) the commencement of any voluntary or involuntary bankruptcy proceedings (and, with respect to involuntary bankruptcy proceedings, the failure to be discharged within 60 days), reorganization proceedings or similar proceeding with respect to such party or the entry of an order appointing a trustee or receiver or approving a petition in any such proceeding.

1.1.5. “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Rome, Italy are authorized or obligated by law or executive order to not open or remain closed.

1.1.6. “Constar” means Constar International Inc., a Delaware corporation.

1.1.7. “Constar Customers” has the meaning set forth in Section 2.1.

1.1.8. “Control,” “controlled by” and “under common control with”, as applied to any Person, means the possession, directly or indirectly, of the power to direct the vote of a majority of the votes that may be cast in the election of directors (or other Persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

1.1.9. “Crown” means Crown Cork & Seal Company, Inc., a Pennsylvania corporation.

1.1.10. “Faba Facility” has the meaning set forth in the Background section of this Agreement.

1.1.11. “Force Majeure Event” has the meaning set forth in Section 6.4.

1.1.12. “Initial Term” has the meaning set forth in Section 6.1.

1.1.13. “Molds” has the meaning set forth in Section 5.1.

1.1.14. “Person” means an individual, a corporation, a partnership, an association, a governmental entity, a trust or other entity or organization.

1.1.15. “PET” shall mean polyethylene terephthalate.

1.1.16. “PET Bottles” means all PET Bottles blown at the Faba Facility as of the Initial Public Offering Date, which types of PET Bottles are set forth, for the avoidance of doubt, on Schedule A hereto (the “Existing PET Bottles”). PET Bottles shall also include any other PET Bottles that are identified and mutually agreed upon by Supplier and Purchaser after the Initial Public Offering Date from time to time (the “New PET Bottles”).

1.1.17. “Production Request” has the meaning set forth in Section 2.1.

1.1.18. “Purchaser” has the meaning set forth in the preamble to this Agreement.

1.1.19. “Release Request” has the meaning set forth in Section 2.1.

1.1.20. “Supplier” has the meaning set forth in the preamble to the Agreement.

1.1.21. “Term” has the meaning set forth in Section 6.1.

1.1.22. “Transfer Date” has the meaning set forth in Section 5.1.

ARTICLE II

PURCHASE OF REQUIREMENTS

2.1.     Purchase Requirements.

(a)  Subject to the other provisions of this Article II, Purchaser agrees to purchase from Supplier 100% of Purchaser’s requirements for PET Bottles for Purchaser’s customers specified on Schedule B hereto (the “Constar Customers”).

(b)  At least 31 days prior to the beginning of each year, Purchaser shall provide Supplier with a non-binding forecast for the PET Bottles that it will purchase from Supplier during such year, which shall represent a good faith estimate of Purchaser’s requirements for PET Bottles for the Constar Customers. On or before the 15th day of each month, Purchaser shall submit a firm order for production during the following month (a “Production Request”), which shall not exceed the maximum capacity of the Sidel SBO-10 blowing machine located at the Faba Facility, and a non-binding forecast for the following two months, which forecast shall represent a good faith estimate of Purchaser’s requirements for such two months. Purchaser shall be deemed to purchase, and shall be responsible for payment to Supplier for, any PET Bottles blown by Supplier in response to a Production Request, regardless of whether Purchaser submits a Release Request for such PET Bottles. In addition, to maximize utilization of the Faba Facility, Supplier may blow PET Bottles based upon Purchaser’s non-binding forecasts. If Purchaser provides its written consent to such production, Purchaser shall be deemed to purchase, and shall be responsible for payment to Supplier for, any PET Bottles blown by Supplier in response to such forecast, regardless of whether Purchaser submits a Release Request for such PET Bottles. At any time that Supplier is holding greater than 5 million PET Bottles in inventory at the Faba Facility in response to Production Requests or approved production based on Purchaser’s forecasts, Supplier shall promptly notify Purchaser of the number and type of PET Bottles held in inventory and shall not be obligated to accept Production Requests or to produce and hold PET Bottles until such inventory is reduced below 5 million PET Bottles.

(c)  From time to time Purchaser may submit requests to release PET Bottles for shipment (“Release Requests”) to Supplier. So long as the aggregate amount of PET Bottles released during a month does not exceed that month’s Production Request and agreed existing stockholdings, Supplier shall satisfy any Release Request; provided, that Supplier shall not be obligated, but shall use commercially reasonable efforts, to ship PET Bottles pursuant to a Release Request on less than 5 days notice. In the event that the aggregate amount of PET Bottles requested for release during a month exceeds that month’s Production Request and agreed existing stockholdings, Supplier shall use its commercially reasonable efforts to satisfy the Release Request. With respect to Release Requests that (in the aggregate, if applicable) do not exceed the relevant month’s Production Request, Supplier will ship no less than 95% of the released PET Bottles to the Constar Customers or to any other location directed by Purchaser, OTIF (on time, in full). The measurement of OTIF shipments shall conform to historic practices at Constar facilities located in Europe. If Supplier is unable to satisfy a Release Request, Supplier shall promptly notify Purchaser. If Supplier is unable to satisfy a Release Request that (in the aggregate, if applicable) did not exceed the relevant month’s Production Request and Purchaser is able to secure an alternative supply, such PET Bottles shall not be included in calculating the requirements commitment in clause (a) above. Purchaser shall be deemed to purchase, and shall be responsible for payment to Supplier for, any PET Bottles shipped by Supplier in response to a Release Request, regardless of whether the Constar Customer ultimately pays Purchaser for such PET Bottles. Supplier shall not be responsible for collecting payment from the Constar Customers for PET Bottles blown and shipped hereunder.

(d)  Purchaser shall provide Supplier, or shall direct the Constar Customers to provide Supplier, at Supplier’s cost, with multi-layer PET preforms necessary to blow any multi-layer PET Bottles. In addition, Purchaser may, at its option, provide Supplier, or direct the Constar Customers to provide Supplier, at Supplier’s cost, with monolayer PET preforms necessary to blow monolayer PET Bottles. All invoices from Purchaser to Supplier for multi-layer or monolayer preforms shall be paid by Supplier on a net-100 days basis from the last day of the month in which such invoice was dated. Supplier shall not be deemed to breach this Agreement as a result of, and shall have no liability to Purchaser for, any failure to perform its obligations hereunder that results from the failure of Purchaser to provide Supplier with multi-layer PET preforms or, if Purchaser so elects, monolayer PET preforms necessary to blow PET Bottles.

(e)  Within 30 calendar days of the end of each three-month period ending March 31, June 30, September 30 and December 31 of each year during the Term, Purchaser shall provide Supplier a certificate from a member of it’s senior management attesting to Purchaser’s conformance to its obligations under Section 2.1(a) of this Agreement during such three-month period. If Purchaser does not provide such certificate to Supplier within such 30 calendar day period or upon Supplier’s request, Purchaser shall permit Supplier’s outside accountants to access the books and records of Purchaser in order to review the books and records relating to purchases of such PET Bottles by the Constar Customers.

(f)  Notwithstanding the foregoing, Supplier shall not be required to blow and/or ship any specific PET Bottles if Supplier reasonably determines that any such blowing or shipping will result in a material violation of any applicable governmental laws or regulations.

(g)  The parties agree to use good faith efforts to modify the provisions of this Section 2 if either party is unsatisfied with the operation of such provisions; provided, that no party shall be under any obligation to agree to any such changes.

ARTICLE III

PRICE

3.1.    Pricing.  (a) For Existing PET Bottles, Purchaser will pay to Supplier the prices set forth on Schedule A hereto for the relevant PET Bottles purchased pursuant to this Agreement.

(b) For New PET Bottles, mutually agreeable pricing will be established between Supplier and Purchaser on a case-by-case basis. Supplier shall have no obligation to supply, and Purchaser shall have no obligation to purchase, New PET Bottles for which pricing cannot be agreed upon and any such New PET Bottles shall not be calculated in the requirements commitment set forth in Section 2.1(a). If pricing of New PET Bottles is agreed upon, such New PET Bottles shall be calculated in such requirements commitment.

(c) In the event that Supplier is unable to blow multi-layer beer bottles that meet the specifications of the Constar Customers, Purchaser shall provide commercially reasonable technical support to assist Supplier in meeting those standards. If, after the provision of such support for a period of at least 14 days, Supplier is unable to meet the multi-layer specifications, the parties will negotiate in good faith to establish specifications that Supplier can reasonably meet and shall adjust the price for such multi-layer beer bottles accordingly.

ARTICLE IV

DELIVERY

4.1.    Delivery.  Delivery of all PET Bottles sold under this Agreement shall be F.O.B. Supplier at the Faba Facility. Title and risk of loss or damages to all PET Bottles shall pass to Purchaser upon shipment, F.O.B. point, by Supplier to Purchaser. Purchaser shall pay for all freight and other costs associated with shipment of PET Bottles to the location of delivery. For PET Bottles delivered F.O.B. Supplier, Supplier shall furnish the facilities and personnel for loading PET Bottles at the F.O.B. point.

4.2.    Payment.  Supplier shall provide invoices to Purchaser for PET Bottles and, if applicable, shipping or other charges upon the earlier of (i) release of such PET Bottles pursuant to a Release Request or (ii) 90 days from the date of acceptance of the Production Request pursuant to which such PET Bottles were produced. All invoices from Supplier to Purchaser for PET Bottles shall be paid by Purchaser on a net-40 days basis from the last day of the month in which such invoice was provided.

ARTICLE V

MOLDS

5.1.    Provision of Molds.  The injection and blow molds necessary to blow the PET Bottles (the “Molds”), as specified on Schedule C, shall be provided to Supplier by Purchaser or by a Constar Customer at Purchaser’s direction. The Molds shall remain the property of Purchaser or the Constar Customer, as the case may be, and shall be held at the Faba Facility by Supplier. Within 90 days after the last day of the Term, Purchaser shall remove, at its expense, and shall be solely responsible for removing, the Molds from the Faba Facility (the “Transfer Date”). Purchaser shall provide Supplier with written notice of the Transfer Date at least 60 Business Days prior to the Transfer Date. If the Molds shall not be removed on or prior to the Transfer Date, Purchaser shall reimburse Supplier all costs and expenses incurred by Supplier on account of maintaining and storing the Molds at the Faba Facility, and any other incidental, consequential or other damages or losses incurred by Supplier as a result of such non-removal until Purchaser removes the Molds. Notwithstanding the preceding sentence or anything else in this Agreement to the contrary, Supplier shall have no responsibilities or obligations of any kind, including, without limitation, as to operation, storage, insurance or maintenance, with respect to the Molds after the Transfer Date.

5.2.    Insurance.  Supplier shall maintain adequate insurance with respect to the Molds insuring against such risks customarily insured against in accordance with Supplier’s practice until their removal from the Faba Facility by Purchaser in accordance with Section 5.1 or until 90 days after the Term, whichever is earlier. Supplier shall, upon Purchaser’s reasonable request, provide evidence of insurance and appropriate loss payable endorsements in favor of Purchaser. Supplier hereby assumes and shall bear the entire risk of damage, whether or not insured against, of the Molds arising out of the operation of the Molds while such Molds are in the possession of Supplier or arising out of Supplier’s breach of this Agreement, negligence or willful misconduct.

5.3.    Maintenance and Improvements.  During the Term, Supplier shall perform all maintenance, excluding mold refurbishments, reasonably required to keep the Molds in good operating order, repair, condition and appearance and in accordance with normal industry standards, normal wear and tear and impairments of value excepted. Purchaser shall be responsible for the cost of repairing or replacing any Molds that are defective or malfunctioning (except to the extent that such defects or malfunctions arise as a result of Supplier’s failure to maintain the Molds in accordance with the first sentence of this Section 5.3). Any modifications, refurbishments or improvements to the Molds shall be made, and any new Molds necessary to blow PET Bottles shall be provided, by Purchaser at no cost to Supplier.

5.4.    Access.  Prior to the Transfer Date, representatives of Purchaser may, at their own expense, during normal business hours and upon reasonable notice, inspect the Molds and have access to the employees whose primary responsibilities relate to the blowing of PET Bottles hereunder; provided, that a representative of Supplier shall be present at all such times; and, provided, further, that no exercise of such inspection shall materially interfere with the normal operation of the Molds or the business of Supplier.

5.5.    Permitted Use.  Supplier shall not use the Molds for any use other than the production of PET Bottles for Purchaser hereunder.

ARTICLE VI

TERM, DEFAULT AND OTHER PROVISIONS

6.1.    Term.  This Agreement shall commence upon the Initial Public Offering Date and shall continue until December 31, 2003 (the “Initial Term”). Purchaser may, at its option, extend the Initial Term until June 30, 2004 on the terms contained herein (the Initial Term, as so extended, the “Term”), by giving Supplier written notice of such extension no more than 120 or less than 60 days written notice thereof.

6.2.    Events of Default.  (a) The following shall be considered events of default and shall give rise to a right of Supplier to terminate this Agreement within 45 days of Supplier’s discovery of such event of default: (i) Purchaser fails to make timely payments for invoiced PET Bottles, subject to a 30-day cure period after notice regarding such breach, (ii) Purchaser materially breaches any other applicable provision of this Agreement, subject to a 30-day cure period after notice regarding such breach or (iii) Purchaser or Constar experiences a change of Control such that Purchaser or Constar is controlled by a competitor of either Constar or Crown (provided that such termination shall not be effective until six months from the date of the Change of Control). If Purchaser or Constar suffers a Bankruptcy Event, Supplier shall have the right to unilaterally make reasonable modifications to the payment terms set forth in Section 4.2 of the Agreement at any time after such Bankruptcy Event. Supplier shall promptly notify Purchaser of any such modifications to the payment terms of this Agreement.

(b)  The following shall be considered events of default and shall give rise to a right of Purchaser to terminate this Agreement within 45 days of Purchaser’s discovery of such event of default: (i) Supplier materially breaches any applicable provision of this Agreement, subject to a 30-day cure period after notice regarding such breach or (ii) Supplier or Crown experiences a change of Control such that Supplier or Crown is controlled by a competitor of either Constar or Crown (provided that such termination shall not be effective until six months from the date of the Change of Control).

(c)  Each party shall provide the other party with prompt notice upon discovery of a default by the other party; provided, that failure to give such notice shall not limit or restrict the ability of a party to terminate this Agreement subject to the cure periods provided in this Section 6.2.

6.3.    No Waiver.  If the party not in default continues to make or accept shipments, as the case may be, despite the other party’s default, such action shall not constitute a waiver of the default, or in any way affect the rights under this Agreement of the party not in default. A waiver by either party of any breach of any provision shall not constitute a waiver of any other breach of such provision or of any other provision.

6.4.    Force Majeure.  Neither Supplier nor Purchaser shall be responsible for any failure or delay in performance due to causes beyond the reasonable control of the affected party that render performance commercially impracticable (a “Force Majeure Event”). Any party, if affected by any such cause, may, upon written notice to the other specifying the reasons therefor, reduce its obligations to the other by an amount not in excess of the quantity that it is unable to deliver or purchase due to such cause. In the event such a curtailment by either party continues in whole or in part for a period of 5 continuous days, then, in the case of a Supplier Force Majeure Event, Purchaser may arrange for temporary supply of its requirements until Supplier can resume delivery of PET Bottles to Purchaser, and, in the case of a Purchaser Force Majeure Event, Purchaser shall use its best efforts to sell to third parties those PET Bottles which would have been delivered to the Constar Customers on Purchaser’s behalf (in accordance with Purchaser’s delivery schedule) in the absence of such curtailment. Notwithstanding anything to the contrary in this Agreement, this provision shall not apply to or otherwise excuse the failure to pay any uncontested costs or fees due under this Agreement when due (including payment for PET Bottles produced in accordance with Section 2.1(b), regardless of whether Purchaser submits a Release Request for such PET Bottles).

6.5.    Warranty; Limitation of Liability.  (a) Supplier warrants that all PET Bottles sold to Purchaser (i) shall be free from defects in workmanship and materials, except for any defects arising out of actions taken by or at the direction of Purchaser or materials provided by or on behalf of Purchaser and (ii) shall comply with the historical specifications for Existing PET Bottles and with any agreed upon specifications for New PET Bottles. Supplier’s liability under this warranty, whether in contract or tort, shall be limited exclusively to the repayment of the purchase price of the defective PET Bottles. Supplier will make no other warranties with respect to the PET Bottles. OTHER THAN THE ABOVE WARRANTY, SUPPLIER MAKES NO WARRANTY, WHETHER OF MERCHANTABILITY, FITNESS OR OTHERWISE, EXPRESS OR IMPLIED, IN FACT OR BY LAW, AND SUPPLIER SHALL HAVE NO FURTHER OBLIGATION OR LIABILITY UNDER THE ABOVE WARRANTY OR WITH RESPECT TO THE PET BOTTLES. SUBJECT TO THE FOLLOWING SENTENCE, SUPPLIER SHALL IN NO EVENT BE LIABLE FOR PUNITIVE, CONSEQUENTIAL OR INCIDENTAL DAMAGES.

(b)  Purchaser agrees to waive all claims for shortages in the PET Bottles ordered and received hereunder unless such claims are submitted in writing to Supplier within 30 days after receipt of notice from the Constar Customer of such shortage.

(c)  Subject to the above provisions, Purchaser shall not bring any other action arising hereunder unless such action is brought within one year after the date such cause of action accrues.

(d)  Supplier shall not be liable for, and Purchaser assumes responsibility for, all personal injury and property damage resulting from the handling, possession, use or resale of the PET Bottles produced hereunder after such PET Bottles are delivered to the Constar Customer, whether the same is used alone or in combination with other substances, except to the extent any such personal injury or property damage results from the willful misconduct of Supplier.

6.6.    Confidentiality; Disclosures.

6.6.1.    Confidentiality.  The parties agree (a) to maintain all information, whether in written, oral, electronic or other form, necessary for or utilized or received pursuant to any terms of this Agreement, as the case may be, including, without limitation, prices, cost components, payment terms, technical knowledge, features, know-how, material, manufacturing, Release Requests, Production Requests, tooling and equipment specifications and other information necessary to carry out the terms of this Agreement, as the case may be (the “Confidential Information”), as secret and confidential and (b) not to disclose the Confidential Information to any third person or party (except for employees, counsel, contractors, customers, consultants or vendors who have a need to know and are informed of the confidential nature of such information by the disclosing party). Each party shall accept responsibility and be liable for any disclosure by any third person of any Confidential Information disclosed to such third person by such party. The parties will use the same measures to maintain the confidentiality of the Confidential Information of any other party in its possession or control that it uses to maintain the confidentiality of its own Confidential Information of similar type and importance. Notwithstanding the foregoing, either party or their Affiliates may describe this Agreement in, and include this Agreement with, filings with the U.S. Securities and Exchange Commission and any related prospectuses, including such filings or prospectuses in connection with any offering of securities. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving party lawfully receives from a third party without restriction on disclosure and, to the receiving party’s knowledge, without breach of a nondisclosure obligation.

6.6.2.    Disclosure to Governmental Agency.  Notwithstanding the foregoing, each party shall be permitted to disclose the Confidential Information and/or any portion thereof (i) to a governmental agency or authority as required in response to a subpoena therefor, (ii) in connection with formal requests for discovery under applicable rules of civil procedure in a legal action before a court of competent jurisdiction to which such party is a party and (iii) as otherwise required by law; provided, however, that, in any such case, each party shall notify the other party as early as reasonably practicable prior to disclosure to allow such party to take appropriate measures to preserve the confidentiality of such information at the expense of such party.

6.6.3.    Ownership of Information.  All Confidential Information supplied or developed by either party will be and remain the sole and exclusive property of the party who supplied or developed it; provided, however, that any inventions, discoveries, technical knowledge or know-how relating to the manufacture or sale of PET Bottles or containers and arising from the Molds or the production of PET Bottles pursuant to this Agreement shall belong exclusively to Purchaser and Supplier hereby irrevocably and unconditionally assigns and transfers to Purchaser all rights of every kind, nature or description that Supplier may have in or to such inventions, discoveries, technological knowledge or know-how.

6.6.4    Return of Confidential Information.  Upon the written request of a party which has disclosed information covered by Section 6.6 in written, printed or other tangible form, all such readily available information and all copies thereof, including samples or materials, and all notes or other materials derived from such information shall be returned to the party which disclosed such information.

6.7.    Right of Setoff.  Purchaser and Supplier shall waive all rights of setoff and recoupment either may have against the other or any of the other’s Affiliates with respect to all amounts which may be owed from time to time pursuant to this Agreement.

6.8.    Indemnification.    With respect to PET Bottles blown by Supplier pursuant to this Agreement, Purchaser shall defend, indemnify and hold Supplier and its Affiliates and their respective officers, directors, employees, successors and permitted assigns harmless against any and all liability, damage, loss, cost or expense arising out of (i) the manufacture, use or sale of such PET Bottles or any products liability arising therefrom (except any liability directly related to and directly caused by the gross negligence or willful misconduct of Supplier in manufacturing the PET Bottles) and (ii) all claims, suits or actions for bodily injuries suffered in connection with the operations or maintenance of the Molds and arising out of Purchaser’s breach of this Agreement, negligence or willful misconduct. Furthermore, Purchaser shall indemnify, defend and hold Supplier and its Affiliates and their respective officers, directors, employees, successors and permitted assigns harmless against all damages, claims, judgments, decrees, costs, expenses and demands for unfair competition or infringement of any United States or foreign trademark or copyright as a direct result of Supplier’s manufacture of PET Bottles for Purchaser conforming to the specifications required by Purchaser or the failure of such conforming PET Bottles to comply with any federal, state, local or other law or regulation. Supplier shall not settle any claim for which it is entitled to indemnification hereunder without the written consent of Purchaser, which consent shall not be unreasonably withheld.

ARTICLE VII

MISCELLANEOUS
7.1.    Notices.

All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested or (c) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (c) shall also be sent pursuant to clause (b)), addressed as follows:

if to Purchaser, to:

Constar International Inc.
One Crown Way
Philadelphia, PA 19154-4599
Attention:
Facsimile:

if to Supplier, to:

Faba Sirma SPA
Sant’llario d’Enza (Reggio Emilia)
Stada XXV Luglio, 172
Italy
Attention: Paolo Minardi
Facsimile:

with a copy to:

Crown Cork & Seal Company, Inc.
One Crown Way
Philadelphia, PA 19154
Attention:
Facsimile:

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

7.2.    Independent Contractor.  None of the parties is now, nor shall it be made by this Agreement, an agent or legal representative of the other party for any purpose, and neither party has any right or authority to create any obligation, express or implied, on behalf of the other party, to accept any service of process upon it, or to receive any notices of any kind on its behalf. All activities by Supplier hereunder shall be carried on by Supplier as an independent contractor and not as an agent for Purchaser.

7.3.    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

7.4.    Dispute Resolution: Negotiation and Arbitration.

7.4.1.  The parties shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in good faith between executives who have authority to settle the dispute. A party shall give the other party written notice of any dispute not resolved in the ordinary course of business. Within 10 Business Days after delivery of such notice, the party receiving notice shall submit to the other a written response thereto. The notice and the response shall include: (i) a statement of each party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the executive who will represent that party and any other Person who will accompany that executive.

7.4.2.  Within 10 Business Days after delivery of the notice, the designated executives shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to any other shall be honored in a timely fashion. All negotiations conducted pursuant to this Section 7.4 (and any of the parties’ submissions in contemplation hereof) shall be deemed Confidential Information and shall be treated by the parties and their representatives as compromise and settlement negotiations under the United States Federal Rules of Evidence and any similar state rules.

7.4.3.  If the matter in dispute has not been resolved within 30 days after the first meeting of the executives to attempt to resolve the dispute, either party may submit the dispute to binding arbitration to the Philadelphia, Pennsylvania office of the American Arbitration Association (“AAA”) in accordance with the procedures set forth in the Commercial Arbitration Rules of the AAA.

7.4.4.  The Commercial Arbitration Rules of the AAA, as modified or revised by the provisions of this Section 7.4, shall govern any arbitration proceeding hereunder. The arbitration shall be conducted by three arbitrators selected pursuant to Rule 13 of the Commercial Arbitration Rules, and pre-hearing discovery shall be permitted if and only to the extent determined by the arbitrator to be necessary in order to effectuate resolution of the matter in dispute. The arbitrator’s decision shall be rendered within 30 days of the conclusion of any hearing hereunder and the arbitrator’s judgment and award may be entered and enforced in any court of competent jurisdiction.

7.4.5.  Resolution of disputes under the procedures of this Section 7.4 shall be the sole and exclusive means of resolving disputes arising out of or relating to this Agreement; provided, however, that nothing herein shall preclude the Parties from seeking in any court of competent jurisdiction temporary or interim injunctive relief to the extent necessary to preserve the subject matter of the dispute pending resolution under this Section 7.4.

7.5.  Consent to Jurisdiction.

Supplier and Purchaser hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania, and in the absence of such Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of any state court located in the City of Philadelphia and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court (other than the mandatory submission to arbitration in accordance with Section 7.4), and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.

7.6.    Entire Agreement.  This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

7.7.    Successors/No Third Party Beneficiaries.  This Agreement shall not be assignable, except that (i) Supplier may, after giving notice to Purchaser, assign its rights and obligations under this Agreement so long as the assignee agrees in writing to assume Supplier’s obligations hereunder; provided, that Supplier shall not assign its rights and obligations under this Agreement to a competitor of Purchaser in the PET preform and container industry without the prior written consent of Purchaser, and (ii) Purchaser may, and hereby gives notice to Supplier that it intends to, pledge its rights and obligations under this Agreement to its lenders as collateral to secure indebtedness outstanding under its senior secured credit facility and all renewals, refundings, refinancings and replacements thereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

7.8.    Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

7.9.    Counterparts.  This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

7.10.    Section Headings; Interpretive Issues.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Supplier and Purchaser have participated jointly in the drafting and negotiation of this Agreement. In the event any ambiguity or question of interpretation or intent arises, this Agreement shall be construed as if drafted jointly by Supplier and Purchaser and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

7.11.    Effectiveness.  The terms of this Agreement shall not become effective until the Initial Public Offering Date.

7.12.    Pronouns.  Whenever the context may require, any pronouns used herein shall be deemed also to include the corresponding neuter, masculine or feminine forms.

7.13.    Further Assurances.  The parties shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

7.14.    Amendment and Modification.  This Agreement may not be amended or modified except by written instrument duly executed by the parties hereto. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CONSTAR PLASTICS OF ITALY S.R.L.

By:
Name:
Title:

CROWN CORK ITALY S.P.A.

By:
Name:
Title:

Schedule A

Existing PET Bottles and Prices

In EUR
Monolayer bottle cost
PET resin	X	(assumes 1% spoilage to manufacture)
Masterbatch	X	(assumes 1% spoilage to manufacture)
Faba injection cost	23.38

Cost to manufacture preform	X
Spoilage on blowing preform	X	(assumes 1,3% on-cost on “cost to manufacture preform”)

Preform cost	X
Faba blowing cost	11.60	(=EUR 10,55 + cost of sorting bottles, EUR 1,05)
Packaging	2.84

Ex-works price	X

PET resin = preform weight in grammes x % PET x PET price x 1,01
Masterbatch = preform weight in grammes x % masterbatch x masterbatch price x 1,01
Spoilage on blowing preform = 1,3% on-cost on total cost of manufacturing the preform (materials + Faba injection cost)
Packaging cost assumes that pallets are reused 5 times and layerpads twice.
NB.  In the event that Constar opts to supply monolayer preforms to Faba to be blown, the delivered cost of those preforms replaces “cost to manufacture preform” on the above schedule.

Multi-layer bottle cost
Preform cost	X	(assumes n% spoilage)
Faba blowing cost	10.55
Packaging	3.75

Ex-works price	X1

Preform cost = delivered cost to Faba of multi-layer preform from Constar US including all transport, packaging, customs duties, insurance and related costs x (1+n/100) (where n is the observed spoilage %)
Faba blowing cost above is based on line speeds being equal to monolayer (8,475 bottles/hour). If different the price will be changed accordingly (8,56 x 8475/observed speed).
Packaging cost assumes that pallets are reused 5 times and layerpads twice.

[1]	The price shall be reduced by Euro 0.71 when pallets compatible with Faba’s manual fork lifts are used.

Schedule B

Constar Customers

•	GUDV SA, its Affiliates and fillers acting on its behalf located in Italy
•	Heineken NV, its Affiliates and fillers acting on its behalf located in Europe

Schedule C

Molds

Blow molds

Owned by Heineken NV Cruzcampo 1000 ml
N°11 blow inserts
N°11 bottom mould
N°11 bottom handling
N°11 external ring sectors

Owned by Heineken NV “Dreher 660 ml”
N°11 preforms housing rings
N°11 blow inserts
N°11 bottom mould
N°11 bottom centering ring
N°11 bottom handling

Owned by GUDV “Smirnoff 330 ml”
N°11 preforms housing rings
N°11 blow inserts
N°11 bottom mould
N°11 bottom centering ring
N°11 Bottom spacing

Owned by GUDV “Aqua 330 ml”
N°11 blow inserts

Injection molds

Owned by GUDV (Preform)
N°16 cores + tubes
N°16 cavities
N°16 cavity plates
N°16 lock rings
N°16 neck rings
N°4 neck ring plates
N°4 camme
N°16 air cooling tubes